                                                                   EXHIBIT 10.53
                              SEPARATION AGREEMENT




         THIS SEPARATION AGREEMENT (the "Agreement"), dated as of
February 10, 2000, is by and between STARWOOD HOTELS & RESORTS WORLDWIDE, INC., a Maryland corporation, having offices at 777 Westchester Avenue, Suite 400, White Plains, New York 10604 (the "Company"), and Susan Bolger ("Employee").

                                    RECITALS

         WHEREAS, Employee is employed by the Company as its Executive Vice President, Human Resources, pursuant to the Letter Agreement, dated March 2, 1998 (the "Employment Agreement"); and

         WHEREAS, Employee and the Company mutually desire to terminate their employment relationship and Employee desires to resign her position as Executive Vice President, Human Resources, and all other director, officer, committee and employee positions, if any, held by Employee in the Company or any of its affiliates or subsidiaries effective as of February 15, 2000 (the "Termination Date"); and

         WHEREAS, the parties desire to set forth their respective rights and obligations in respect of Employee's resignation from the above positions;

         NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

                                    AGREEMENT

     1.   Resignation.
          Effective as of the Termination Date, Employee's employment with the Company as Executive Vice President, Human Resources, shall terminate and Employee shall resign from all other director, officer, committee and employee positions held by Employee in the Company or any of its subsidiaries or affiliates. It is agreed by the parties that, on and as of the Termination Date, all rights and obligations of Employee and the Company with respect to such employment shall terminate.

     2. Benefits. In consideration of the agreements of Employee herein, Employee will be entitled to the benefits set forth in this Section 2, provided that Employee delivers to the Company this Agreement fully executed and notarized and does not revoke it pursuant to Section 16:

     (a) Within 10 business days of the expiration of the revocation period detailed in Section 16 of this Agreement, the Company shall pay to Employee a lump sum of $773,500 less applicable withholdings, which represents one year of Employee's regular base salary plus an additional amount as compensation for Employee's efforts in effecting an efficient and effective transition to her successor.

     (b) Employee agrees that within a reasonable time after the Termination Date she will actively and diligently pursue all suitable employment opportunities. In the event Employee shall not have obtained other employment (including self-employment) at any time prior to one year after the Termination Date, then during the period beginning on February 15, 2001 and ending on February 15, 2002 (the "Severance Period") the Company shall also make salary continuation payments to the Employee at an annual rate of $556,750, payable in monthly installments in arrears of $46,395.83 per month, less applicable withholdings. Commencing on January 1, 2001, Employee shall periodically (but not less frequently than quarterly) file reports with the Company's General Counsel to demonstrate her efforts and progress toward finding alternative employment, including, without limitation, reports regarding her utilization of "head hunting" and similar services. Failure to file such reports on a timely basis shall be presumptive evidence of the Employee's failure to have actively and diligently pursued suitable employment. Notwithstanding the foregoing, if Employee obtains other employment (including self-employment) before or during the Severance Period, she agrees to notify the Company in writing of such employment or self-employment within two (2) business days of accepting an offer or commencing self-employment and, regardless of whether or when such notice is given, the Company's obligations to make any payments (or during the Severance Period, any further payments) under this Section 2(b) shall be decreased by the aggregate total amount of compensation (base salary plus bonus) Employee obtains from her new employer or through self-employment.

     (c) Employee acknowledges her obligation to repay to the Company on the Termination Date the proceeds of a home loan furnished to Employee by the Company in the amount of $600,000 and a tax loan in the current amount of $136,534.71 (representing the original principal amount of $131,805 plus accrued interest). The Company agrees to allow Employee to defer repayment of the $600,000 obligation until the earlier of: (i) the sale of Employee's current residence; or (ii) June 3, 2003, provided that Employee records the $600,000 obligation as a second mortgage and furnishes proof of recording to Starwood within 60 days of the Termination Date. Failure to timely record the second mortgage will result in the full proceeds of $600,000 becoming immediately due and payable to the Company. As to the tax loan, the Employee agrees to satisfy the $136,534.71 obligation within 15 business days of the Termination Date as follows: Employee will tender back to the Company sufficient shares of restricted stock to cover the full amount of the obligation, provided that the Company agrees that each share of restricted stock tendered by the Employee will be valued at two (2) times the market value determined by the closing market price on the next business day following the day on which the revocation period detailed in Section 16 expires, but provided further that each share will not be valued (after applying the foregoing formula) at more than $54 per share.

     (d) For a period of twenty-four (24) months commencing on the Termination Date, the Company will reimburse Employee for COBRA expenses for continuing her medical and dental benefit coverage under her current plan elections, or if changed by the Company under a plan or plans made available for similarly situated employees, minus Employee's current level of contribution including any contribution rate increases to the applicable plans for similarly situated employees.

     (e) All unvested stock options granted to Employee by the Company shall vest 10 business days after the Termination Date. Notwithstanding the exercise period for any of Employee's stock options, Employee shall have three (3) years from the Termination Date within which to exercise any and all of her options.

     (f) The benefits conferred upon Employee pursuant to Sections 2(a) - 2(e) herein shall hereinafter be referred to collectively as the "Termination Payments".

     (g) Employee acknowledges and agrees that, (i) the Termination Payments are adequate consideration for all the terms of this Agreement and do not include any benefit, monetary or otherwise, which was earned or accrued or to which Employee was already entitled without signing this Agreement; and (ii) any monetary or other benefits which, prior to the execution of this Agreement, Employee may have earned or accrued or to which Employee may have been entitled, have been paid, or such payments have been released, waived or settled by Employee pursuant to this Agreement other than any claims Employee may have to accrued but unused vacation pay.

     (h) The Employee and the Company acknowledge and agree that Employee currently holds the options and other rights set forth on Schedule A hereto and that Employee has no other such rights that relate to the securities of the Company or any of its affiliates or subsidiaries. Nothing in this Agreement and Release, other than the extension of the exercise period for Employee's options pursuant to Section 2(e) herein shall be construed to alter, amend or modify the terms and conditions governing any stock options or similar rights, and any rights pertaining thereto, granted to Employee prior to the Termination Date.

     (i) Employee represents that she is not required to file with the Security and Exchange Commission an Annual Statement of Beneficial Ownership of Securities on Form 5 for the Company's fiscal year ended December 31, 1999, unless Employee delivers a duplicate copy of such a Form 5 to the Company prior to the effective date of this Agreement and Release.

     (j) Employee will continue to be covered under the Company's directors and officers insurance policy for the period during which she served as an officer of the Company, and shall be entitled to such other indemnification as is required by applicable law.

     3. Termination of All Existing Agreements. Except as otherwise expressly provided herein, all rights and obligations of the Company and the Employee under the Employment Agreement and any employment agreement Employee may have had with the Company, and any other agreement, arrangement, obligation or understanding between the Company and the Employee are hereby canceled and terminated as of the Termination Date without liability of any party thereunder.

     4. Retained Property. Within five (5) business days of the Termination Date, Employee shall return all property of the Company in her possession, including, but not limited to, credit cards, security key cards, telephone cards, car service cards, computer software or hardware, Company identification cards, Company records and copies of records, correspondence and copies of correspondence and other books or manuals issued by the Company.

     5. Confidentiality.

     (a) Employee acknowledges that she has had and through the Termination Date will continue to have access to Confidential Information (as hereinafter defined) of the Company. Except to the extent required pursuant to any law, court order or similar process (based on the written opinion of counsel), in recognition of Employee's legal obligations and the substantial consideration represented by the Termination Payments, Employee agrees not to disclose, communicate or divulge to, or use for the direct or indirect benefit of, any person (including Employee), firm, association or other entity (other than the Company or its affiliates) any Confidential Information. "Confidential Information" includes, but is not limited to, customer lists, vendor lists, joint venture lists, databases, computer programs and software, frameworks, designs, models, marketing programs and plans, sales, financial, marketing, training and technical information and plans, business methods, business policies, personnel information and policies, procedures, techniques, research or development projects or results, trade secrets (which Employee agrees include the Company's customer and prospective customer lists), pricing policies, intellectual property, any and all information relating to projected acquisitions, dispositions, joint ventures or other business arrangements whether involving the Company or third parties, properties or management agreements, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, purchasing agreements, financial records, or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries or information designated as confidential or proprietary that the Company or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its subsidiaries, information concerning how the Company creates, develops, acquires or maintains its products and marketing plans, targets its potential customers, and operates its hotel, time share and other businesses, other than information which is otherwise available in the public domain (other than by reason of the breach by Employee of any confidentiality agreement with the Company) or which was known to Employee prior to the date as of which she commenced employment with the Company or any of its predecessors or affiliates.

     (b) Employee hereby represents and agrees that on or before the Termination Date (i) Employee has returned or will return to the Company, and has not retained or will not retain any copies of, all documents, records or materials of any kind, whether written or electronically created or stored, which contain, relate to or refer to any Confidential Information ("Confidential Materials"); and (ii) Employee has not disclosed and will not disclose any Confidential Information or Confidential Materials to any person or entity without the express authorization of an authorized officer of the Company.

     (c) In the event that Employee receives a subpoena or any other written or oral request for disclosure or release of any Confidential Information, Confidential Materials or any other information concerning the Company or any Releasee (defined below), Employee shall, within two (2) business days of the service or receipt of such subpoena or other request notify the Company in writing at the address set forth below, Attention Thomas C. Janson, Jr., and provide the Company with a copy of any subpoena or other written request, or disclose the nature of the request for information, if oral.

     6. Noninterference. During the period commencing on the Termination Date and ending on the first anniversary of the Termination Date, Employee shall not take or omit any action or actions which are intended to or actually cause or encourage any prospective entity with which the Company intends to enter into a relationship or acquire (or any agent or affiliate thereof) (i) to fail to enter into the contemplated relationship; or (ii) to enter into a contract or arrangement with any person or entity which is in competition with the Company or any of its affiliates in any geographic area in which the Company or any such affiliate is engaged in business.

     7. No Solicitation. Prior to February 16, 2001, Employee shall not, directly or indirectly, solicit, encourage or induce any person who is or was employed by the

Company or a subsidiary thereof to terminate employment with such entity, unless such person shall have ceased to be employed by such entity for a period of at least six months. The preceding sentence shall not preclude Employee from offering to employ and employing any such person who has approached Employee for employment and who is not solicited, encouraged, or induced to leave the Company by Employee.

     8. Injunctive Relief and Other Remedies with Respect to Covenants.
Employee acknowledges and agrees that the covenants and obligations with respect to confidentiality relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Employee agrees that (i) the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Employee from committing any violation of the covenants and obligations contained in Sections 5 or 6 herein, and (ii) following any material violation by Executive of the covenants and obligations contained in Sections 5 or 6, the Company shall be entitled to recover from Employee any compensation and benefits payable to Employee pursuant to Sections 2 (a), (b) and (c) hereof and shall have no further obligation to make any payments to Employee. These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. In connection with the foregoing provisions of this Section 8, Employee represents that her economic means and circumstances are such that such provisions will not prevent her from providing for herself and her family on a basis satisfactory to her.

     9. Non-Disparagement. Employee covenants and agrees not to engage in any act or say anything that is intended, or may reasonably be expected, to harm the reputation, business, prospects or operations of the Company, its officers, directors, stockholders or employees. The Company agrees that it will not intentionally make any public statements that are intended, or would reasonably be expected, to publicly disparage or defame Employee. However, nothing in this Agreement shall restrict any person from making disclosure or taking any action required by law.

     10. No Inducements. Employee warrants that she is entering into this Agreement voluntarily, and that, except as set forth herein, no promises or inducements for this Agreement have been made, and she is entering into this Agreement without reliance upon any statement or representation by any of the Company and its affiliates, and its and their present and former stockholders, directors, officers, employees, agents, attorneys, successors and assigns or any other person, concerning any fact material hereto.

     11. Arbitration. Any controversy, dispute or claim arising out of or related to this Agreement shall, except as otherwise provided for herein, be fully and finally settled by final and binding arbitration conducted by a single arbitrator selected by the parties in accordance with the Employment Rules of the American Arbitration Association. The prevailing party in any such arbitration shall be awarded its costs and reasonable attorneys' fees if the arbitrator determines either: (i) the claimant brought an action in bad faith or that was clearly meritless; or (ii) the non-prevailing party had no good faith basis to contest the claim or claims on which the claimant prevailed.

     12. Public Announcement. Employee is required to request and receive approval of the Company of the content of any voluntary statements, whether oral or written, to be made by Employee to any third party or parties regarding Employee's separation from employment with the Company, including, without limitation, any press release or other statements to the press, except that this
Section 12 shall not apply to any statements required to be made by reason of law, regulation, or any judicial or other similar proceeding or order. Employee hereby covenants and agrees not to make any public statements to any third party, including, without limitation, to any representative of any news organization, which is inconsistent in any material respect with any such agreed upon statements to the public.

     13. General Release and Waiver. Sub-sections (a) and (b) of this Section 13 provide a complete release and waiver of all existing and potential claims Employee may have against every person and entity included within the description below of "Releasee". Before Employee signs this Release, she should read this Section carefully, and make sure that she understands it fully.

     (a) In consideration of Employee's receipt and acceptance of the Termination Payments from the Company and on behalf of the Company and each Releasee (as defined below), Employee, on Employee's behalf and on behalf of Employee's heirs, executors, administrators, successors and assigns (collectively, "Releasor"), hereby irrevocably, unconditionally and generally releases the Company, its current and former officers, directors, shareholders, trustees, parents, affiliates, subsidiaries, branches, divisions, agents, partners, joint venturers, attorneys and employees, and the current and former officers, directors, shareholders, agents, attorneys and employees of any such parent, affiliate, subsidiary, branch or division of the Company, and the heirs, executors, administrators, receivers, successors and assigns of all of the foregoing (collectively, "Releasees"), from or in connection with, and hereby waives and/or settles, except as may otherwise be stated in this Agreement, any and all actions, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, damages, judgments, executions, or any liability, claims or demands, known or unknown and of any nature whatsoever and which Releasor ever had, now has or hereafter can, shall or may have as of the date of this Release, including, without limitation, arising directly or indirectly pursuant to or out of Employee's employment with the Company, the payment or nonpayment of any wages or compensation, the performance of services for the Company or any Releasee, the termination of such employment or services and/or any decision not to offer to Employee any employment with any Releasee subsequent to Employee's employment with the Company.

     (b) Specifically, without limitation, this Release shall include and apply to any rights and/or claims (i) arising under any contract, express or implied, written or oral; (ii) for wrongful dismissal or termination of employment; (iii) arising under any applicable foreign, federal, state, local or other statutes, orders, laws, ordinances, regulations or the like, or case law, that relate to employment or employment practices and/or, specifically, that prohibit discrimination based upon age, race, religion, sex, national origin, disability or any other unlawful basis, including without limitation, Title VII of The Civil Rights Act, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Equal Pay Act, the National Labor Relations Act, and any similar applicable statutes, orders, laws, ordinances, regulations or the like, or case law, of the State of New York or any political subdivision thereof, including, without limitation, the New York State Executive Law, and the New York City Administrative Code, and all applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes, orders, laws, ordinances, regulations or the like; (iv) based upon any other foreign, federal, state or local statutes, orders, laws, ordinances, regulations or the like, or case law; (v) for tortious or harassing conduct, infliction of mental distress, interference with contract, fraud, libel or slander; and (vi) for damages, including without limitation, punitive or compensatory damages, or for attorneys' fees, expenses, costs, wages, injunctive or equitable relief.

     (c) In consideration of Employee's agreements hereunder, the Company, on its own behalf and on behalf of its current and former affiliates, subsidiaries, branches and divisions, and the successors and assigns of all of the foregoing (collectively, the "Company Releasor") hereby irrevocably, unconditionally and generally releases Employee and Employee's heirs, executors, administrators, successors and assigns (collectively, the "Employee Releasee") from or in connection with, and hereby waives and/or settles, except as may otherwise be stated in this Agreement, any and all actions, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, damages, judgments, executions, or any liability, claims or demands, known or unknown and of any nature whatsoever and which Company Releasor ever had, now has or hereafter can, shall or may have as of the date hereof relating to Employee's employment with the Company, except that this Release shall not apply to (i) any obligation of Employee pursuant to or detailed in this Agreement or (ii) any actions, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, damages, judgments, executions, or any liability, claims or demands related to actions or omissions occurring after the date hereof.

     14. No Actions By Employee. Employee represents and warrants that Employee has not filed or commenced any complaints, claims, actions or proceedings of any kind against any Releasee with any federal, state or local court or any administrative, regulatory or arbitration agency or body, and Employee agrees not to file or commence any complaint, claim, action or proceeding of any kind against any Releasee with any federal, state or local court or any administrative, regulatory or arbitration agency or body, based upon events occurring on or prior to the date of this Release, including without limitation, with respect to Employee's employment with the Company or the termination of such employment.

     15. Consideration and Consultation Period. By executing this Agreement, Employee acknowledges and agrees that (a) Employee has been represented by counsel of her choosing in connection with the negotiation and the execution of this Agreement, including this Release; (b) Employee was provided adequate time (i.e., at least twenty-one (21) days) to review it, to consult with Employee's counsel and to consider whether to sign this Agreement and the Release; (c) this Agreement and the Release are written in a manner understandable by Employee, and Employee understands all of the terms of this Agreement and the Release, which are fair, reasonable and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by or on behalf of any Releasee; and (d) Employee has agreed to and/or entered into this Agreement and the Release and all of the terms hereof, knowingly, freely and voluntarily.

     16. Period of Revocation. Employee understands that she shall have seven
(7) days following the execution of this Agreement to revoke it by providing the Company with written notice of the revocation. This Agreement shall not become effective and enforceable until after expiration of the seven day revocation period.

     17. Non-Admission of Liability. Neither anything contained in this Agreement nor the Termination Payments shall be considered an admission by either party of any wrongdoing or liability under any federal, state or local statute, public policy, tort law, contract law, common law or otherwise.

     18. Future Cooperation. Employee will comply with all reasonable requests from any Releasee for assistance and/or information in connection with any matters and/or issues relating to or encompassed within the duties and responsibilities of Employee's employment, including without limitation, consulting with any of the employees and/or attorneys of any Releasee with respect to, and/or appearing as a witness in, any dispute, controversy, action or proceeding of any kind, and in connection with the transition of on-going matters to other such employees.

     19. Survivability. The covenants, representations and acknowledgements made by Employee in this Agreement shall survive the execution of the Agreement and the delivery of the Termination Payments, and this Agreement shall inure to the benefit of each Releasee, and the successors and assigns of each of them. The Company or any Releasee shall be excused and released from any obligation to make payment of the Termination Payments and any installment thereof, and Employee shall be obligated to return to the Company any such payment that has been made, in the event that (a) Employee has made a material misstatement in or commits or has committed any material breach of the terms, conditions or covenants in this Agreement, in which case Employee shall also be liable for any damages suffered by the Company or any Releasee by reason of such breach or misstatement; provided, however, that no breach will be deemed to have occurred under this Section 19 if the putative breach by Employee is curable and after reasonable notice of the breach from the Company the Employee cures such putative breach within 15 days; (b) this Agreement is determined to be invalid or unenforceable; or (c) Employee claims in any forum that the Agreement is invalid or unenforceable.

     20. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings between the parties arising out of or relating to the Employee's employment and the termination thereof. This Agreement may only be changed by written agreement executed by the parties.

     21. Notice. All notices in connection with or provided for under this Agreement shall be validly given or made only if made in writing and delivered personally or mailed by registered or certified mail, return receipt requested, postage prepaid, to the party entitled or required to receive the same, as follows:


                  If to Employee, addressed to:
                           Susan Bolger
                           205 Old Post Road
                           Bedford, NY  10506

                  With a copy to:
                           Steven A. Berger, Esq.
                           Berger, Stern & Webb
                           900 Third Avenue
                           New York, NY  10022

                  If to Company, addressed to:
                           Starwood Hotels & Resorts Worldwide, Inc.
                           777 Westchester Avenue
                           White Plains, NY 10604
                           Attention: Thomas C. Janson, Jr.

or at such other address as either party may designate to the other by notice similarly given. Notice shall be deemed to have been given upon receipt in the case of personal delivery and upon the date of receipt indicated on the return receipt in the case of mail.

     22. Governing Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

     23. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

         PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.


                                      STARWOOD HOTELS & RESORTS
                                           WORLDWIDE, INC.


                                      By:  /s/ Thomas C. Janson, Jr.
                                         ------------------------------
                                           Thomas C. Janson, Jr.
                                           Executive Vice President and
                                           General Counsel


                                      Susan Bolger


                                      /s/ Susan Bolger
                                      --------------------------------

                                   SCHEDULE A



GRANT DATE                 VESTED OPTIONS            EXERCISE PRICE
----------                 --------------            --------------

9/8/96                         45,000                    $26.50

3/3/97                         10,000                    $38.50

5/30/97                         8,400                    $37.25

4/29/98                       140,000                    $49.19

1/26/99                        90,000                    $24.00

                                       17